NUMBER

0

SHARES



INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

MICRO MAMMOTH SOLUTIONS, INC.

AUTHORIZED CAPITAL STOCK 100,000,000 COMMON SHARES WITH A PAR VALUE OF $.0001 PER SHARE

SPECIMEN

This Certifies that ______________________________ *is the*
owner of ______________________________
fully paid and non-assessable Shares of the Capital Stock of the above named Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, *the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this* __________ *day of* __________ *A.D.* ______

____
SECRETARY

____
PRESIDENT